EXHIBIT 99.1

Genentech	NEWS RELEASE

	Media Contact:	Debra Charlesworth Caroline Pecquet	(650) 225-2742 (650) 467-7078

	Investor Contact:	Kathee Littrell	(650) 225-1034

http://www.gene.com

GENENTECH ANNOUNCES SECOND QUARTER 2004 RESULTS

- Product Sales Increase 42 Percent, Drive Record Quarterly Revenues of $1.1 Billion -

SOUTH SAN FRANCISCO, Calif. -- July 7, 2004 -- Genentech, Inc. (NYSE: DNA) today announced total product sales of $913.4 million for the second quarter of 2004, a 42 percent increase over product sales of $644.3 million in the second quarter of 2003. Operating revenues increased by 41 percent from the second quarter of 2003 to $1.1 billion. Avastin™ (bevacizumab), in its first full quarter of sales, realized sales of $133.0 million for the second quarter of 2004.

            "Genentech topped $1 billion in quarterly revenues for the first time in our history, and we are exiting the first half of the year with revenues of more than $2 billion," said Arthur D. Levinson, Ph.D., Genentech's chairman and chief executive officer. "Our unrelenting focus on science has led us to launch three successful products, Avastin, Xolair and RAPTIVA, in a recent nine-month period. We remain committed to our 5x5 goals, and our recent product launches direct us toward our Horizon 2010 objectives."

            "The success of new product launches and the continued strength of our existing product sales are driving our operating revenues growth of 41 percent over the same quarter last year," said Myrtle Potter, president of Commercial Operations. "Rituxan continued to exhibit healthy growth, with a 17 percent increase over the same period last year. Also, our new product launches are contributing to ongoing revenue growth. Our three new product launches contributed $190.1 million or 21 percent of total net product sales for the second quarter of 2004. Our teams are also gearing up for the potential upcoming launch of Tarceva."

            "We continue to deliver on our earnings per share targets while making strong investments in our new product launches and research and development initiatives," said Louis J. Lavigne, Jr., Genentech's executive vice president and chief financial officer. "Based on our current view of the business, we have now raised our goal for 2004 non-GAAP EPS to be in the range of $0.75 to $0.80."

For the three months ended June 30, 2004:

  Operating revenues increased 41 percent to $1,128.2 million from $799.7 million in the second quarter of 2003. Total product sales increased 42 percent to $913.4 million from $644.3 million in the second quarter of 2003.

  Non-GAAP net income increased 23 percent to $201.8 million from $163.5 million in the second quarter of 2003. GAAP net income increased 29 percent to $170.8 million from $132.3 million in the second quarter of 2003.

  Non-GAAP earnings per share increased 19 percent to $0.19 per share from $0.16 per share in the second quarter of 2003. GAAP earnings per share increased by 23 percent to $0.16 per share from $0.13 per share in the second quarter of 2003.

Note:  Genentech's non-GAAP earnings per share and non-GAAP net income exclude recurring charges related to the 1999 Roche redemption of Genentech's stock, and litigation-related special items. The differences in non-GAAP and GAAP numbers are reconciled in the tables below and on www.gene.com. All share and per share amounts reflect the May 2004 two-for-one split of Genentech common stock.

Along with the discontinuation of Nutropin Depot® (somatropin [RDNA origin] for injectable suspension), Genentech took a charge of $37.4 million, of which $18.6 million was related to the Nutropin Depot license and $18.8 million was related to inventory. In addition, during the quarter, Genentech took a provision of $21.3 million related to filling failures for other products.

Product Sales

For the three months ended June 30, 2004:

  Sales of marketed products increased 42 percent to $913.4 million from $644.3 million in the second quarter of 2003.

    BioOncology sales were 74 percent of total product revenues compared to 73 percent of total product revenues in the second quarter of 2003.

  Avastin, in its first full quarter of sales, realized sales of $133.0 million for the quarter.

  Rituxan® (Rituximab) sales increased 17 percent to $424.7 million from $363.4 million in the second quarter of 2003.

    Net U.S. sales were $390 million, a 19 percent increase from the second quarter of 2003.

    Ex-U.S. sales were $34.7 million compared to $35.4 million in the second quarter of 2003.

  Herceptin® (Trastuzumab) sales increased 8 percent to $117.7 million from $109.1 million in the second quarter of 2003.

  Xolair® (Omalizumab) sales were $43.7 million for the quarter.

  RAPTIVA® (efalizumab) sales were $13.4 million for the quarter.

  Sales of legacy products, including growth hormone, cardiovascular products and Pulmozyme® (dornase alfa, recombinant) Inhalation Solution, increased 5 percent to $180.9 million from $171.8 million in the second quarter of 2003.

Royalties
            Royalties grew to $151.9 million compared to $122.8 million in the second quarter of 2003. The increase is primarily due to higher royalties from Roche for Rituxan and Herceptin.

Contract Revenues
            Contract revenues increased to $62.9 million compared to $32.6 million in the second quarter of 2003. The increase is primarily due to higher revenues from ongoing collaborations, including ongoing payments after opt-ins from Roche and other parties.

Total Costs and Expenses
            Costs and expenses increased as anticipated in the second quarter of 2004 in comparison to costs and expenses in the second quarter of 2003.

  Research and development (R&D) expenses were $212.9 million compared to $180.2 million in the second quarter of 2003. R&D expenses as a percentage of operating revenues were 19 percent compared to 23 percent in the second quarter of 2003.

  Cost of sales increased to $186.7 million from $123.4 million in the second quarter of 2003, primarily due to the inclusion of an $18.8 million charge related to Nutropin Depot inventory and a provision of $21.3 million related to filling failures for other products. Cost of sales as a percentage of product sales was 20 percent compared to 19 percent in the second quarter of 2003.

  Marketing, general and administrative (MG&A) expenses increased to $276.7 million compared to $184.3 million in the second quarter of 2003 due to ongoing expenses for commercial products, primarily related to the launch of three new products and preparation for the potential launch of Tarceva&trade (erlotinib HCl), and a charge of $18.6 million related to the license for Nutropin Depot. MG&A expenses as a percentage of operating revenues increased to 25 percent compared to 23 percent in the second quarter of 2003.

  Collaboration profit-sharing expenses in the second quarter of 2004 increased to $145.2 million compared to $107.3 million in the second quarter of 2003. The growth in these expenses is attributable to higher Rituxan and Xolair sales.

Webcast:
Genentech will be offering a live webcast of a discussion by Genentech management of the earnings and other business results on Wednesday, July 7, 2004, at 2:15 p.m. Pacific Time (PT). The live webcast may be accessed on Genentech's website at http://www.gene.com. This webcast will also be available after the call via the website until 5:00 p.m. PT on July 21, 2004. An audio replay of the webcast will be available beginning at 5:15 p.m. PT on July 7, 2004 through 5:15 p.m. PT on July 14, 2004. Access numbers for this replay are: 1-800-642-1687 (U.S./Canada) and 1-706-645-9291 (international); conference ID number is 8133116.

About Genentech:
Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. Eighteen of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes 12 biotechnology products directly in the United States. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA. For press releases and additional information about the company, please visit http://www.gene.com.

Genentech Business and Product Development
Events in the Second Quarter 2004

MARKETED AND PIPELINE PRODUCT EVENTS

Oncology

Medical Meetings:  Data from more than 150 abstracts were presented on Genentech oncology products at the 40th Annual Meeting of the American Society of Clinical Oncology (ASCO) on June 5-8.

Avastin:  Genentech and Roche announced that The New England Journal of Medicine published Genentech's Phase III pivotal trial for Avastin in first-line (previously untreated) metastatic colorectal cancer. The study showed that the addition of Avastin to the IFL (5-FU/Leucovorin/CPT-11) chemotherapy regimen significantly extended survival in patients with first-line metastatic colorectal cancer. The median survival of patients treated with Avastin plus the IFL chemotherapy regimen was extended by approximately five months, compared to patients treated with the IFL chemotherapy regimen alone.

Genentech enrolled the first patient in the Avastin Phase III pancreatic cancer study in early June.

Tarceva:  At ASCO, Genentech announced with OSI Pharmaceuticals, Inc. and Roche that a Phase III study of Tarceva in advanced non-small cell lung cancer (NSCLC) demonstrated a 42.5 percent improvement in median survival and a 41 percent improvement in one-year survival rates compared to placebo.

In late June, OSI Pharmaceuticals announced that the New Drug Application for Tarceva was accepted into the U.S. Food and Drug Administration's Pilot 1 Program for Continuous Marketing Applications. The Pilot 1 Program is designed for products that have been designated Fast Track status and have demonstrated significant promise in clinical trials as a therapeutic advance over available therapy for the disease or condition.

On June 16, 2004,Genentech and OSI Pharmaceuticals announced agreements detailing the roles of the two companies with respect to promotion, marketing and manufacturing of Tarceva, if it is approved for distribution in the United States.

After the completion of the first stage of a Phase II study of Tarceva for glioblastoma multiforme (GBM) conducted in collaboration with ABC2, Genentech and OSI Pharmaceuticals decided not to proceed to the second stage based upon a lower-than-expected objective response with single-agent Tarceva in this setting. Research on the potential to use Tarceva in the treatment of GBM will be pursued through ongoing investigator-sponsored trials.

Combination Targeted Therapies:  Genentech and OSI Pharmaceuticals announced at ASCO results from Phase I/II clinical studies examining the combination of Avastin and Tarceva in the treatment of metastatic renal cell carcinoma (kidney cancer) and relapsed non-small cell lung cancer (NSCLC). Other studies of this combination were presented, including metastatic breast cancer and head and neck cancer.

Genentech added to its development pipeline a randomized, multi-center Phase II study of the combination of Avastin and Tarceva in patients with first-line metastatic renal cell carcinoma, based on positive Phase II single-arm trial data.

Rituxan:  Also at ASCO, Genentech, Biogen Idec Inc. and Roche announced positive data from a large, randomized Phase III cooperative group trial (E1496) evaluating Rituxan as maintenance therapy for newly diagnosed patients with indolent non-Hodgkin's lymphoma (NHL) following initial (induction) treatment with chemotherapy. The study authors concluded that there was a significant improvement in progression-free survival (PFS), the primary endpoint of the study. Also presented were data from the MabThera International Trial (MinT) study of R-CHOP (Rituxan, cyclophosphamide, doxorubicin, vincristine and prednisone) versus CHOP (cyclophosphamide, doxorubicin, vincristine and prednisone) in younger patients with newly diagnosed, aggressive NHL.

Earlier in the quarter, Roche announced the initial results of the European Organization for Research and Treatment of Cancer (EORTC) 20981 trial of Rituxan in patients with relapsed indolent NHL. The trial evaluated patients treated with Rituxan and CHOP or CHOP alone followed by Rituxan maintenance therapy for two years and was stopped early due to efficacy when initial results showed Rituxan to be the best therapeutic option in both arms of the trial.

Herceptin:  In June, Roche announced that the European Commission approved the use of Herceptin in combination with Taxotere® (docetaxel) in the European Union as a first-line therapy in HER2-positive metastatic breast cancer patients who have not yet received chemotherapy.

As presented at ASCO, a Phase II investigator-sponsored study of Herceptin plus anthracycline chemotherapy versus anthracycline chemotherapy alone in the neoadjuvant setting was stopped early when initial results demonstrated a significant increase in pathological complete response in patients with operable breast cancer. While there were no observed cases of congestive heart failure (CHF) in this small study, there has been an increased incidence of CHF reported with the use of Herceptin in patients previously treated with anthracyclines.

Omnitarg&trade  (pertuzumab):  In the Phase II open-label trial of Omnitarg, evidence was observed of anti-tumor activity, including objective responses and durable stable disease in patients with advanced, relapsed/refractory ovarian cancer. While there was evidence of clinical benefit in the trial, the objective response rate was not adequate for an accelerated approval or pursuit of a Phase III trial for single-agent therapy in ovarian cancer at this time. Moving forward, Omnitarg will be evaluated in combination with chemotherapy in a Phase II trial in ovarian cancer.

Immunology and Specialty Biotherapeutics

Xolair:  Genentech, with Novartis Pharma AG and Tanox, Inc., enrolled the first patient in the Phase II Xolair peanut allergy study of 150 patients, also known as TOPS.

Novartis Pharma AG submitted its application for the European approval of Xolair to the European Agency for the Evaluation of Medicinal Products (EMEA) Committee for Medicinal Products for Human Use (CHMP).

Rituxan:  Genentech, Biogen Idec and Roche announced in June that The New England Journal of Medicine published the results of a Phase IIa study showing that two doses of Rituxan, administered two weeks apart, improved symptoms in patients with moderate-to-severe rheumatoid arthritis (RA) for up to 48 weeks when combined with methotrexate (MTX), compared to MTX alone.

In June, Genentech enrolled the first patient in the OLYMPUS study, a Phase II/III study of Rituxan in patients with primary progressive multiple sclerosis (PPMS).

RAPTIVA:  Serono S.A. announced that CHMP made a unanimous recommendation for approval of RAPTIVA in the European Union.

BR3-Fc:  A new molecular entity for rheumatoid arthritis, a BR3 fusion protein, which resulted from a collaboration with Biogen Idec, has been entered into the development pipeline.

Nutropin Depot:  In June, Genentech and Alkermes Inc. announced their decision to discontinue commercialization of Nutropin Depot. The decision was based on the significant resources required by both companies to continue manufacturing and commercializing the product.

CORPORATE EVENTS

The Genentech board of directors approved a two-for-one split of common stock in the form of a stock dividend. The stock split's record date was April 28, 2004, and additional shares were distributed beginning May 12, 2004. Genentech also announced the election of William M. Burns, head of Pharmaceuticals of the Roche Group, and Erich Hunziker, Ph.D., chief financial officer of the Roche Group, to the board of directors. Franz B. Humer, chairman and chief executive officer of the Roche Group, resigned from the board.

The Genentech Foundation for Biomedical Sciences, an independent foundation, awarded 23 grants totaling $1,061,090 to San Francisco Bay Area educational institutions that support biomedical research and education for local students.

Genentech announced the following senior officer promotions and appointments:  Vince Anicetti was promoted to vice president, Product Portfolio Management; Martin Babler was promoted to vice president, Immunology Sales and Marketing; Charlie Johnson was promoted to vice president, Clinical Biotherapeutics; and Karen McCormick was hired as vice president, Specialty Therapeutic Sales & Marketing.

The statements made in this press release relating to the potential launch of Tarceva and 2004 non-GAAP EPS are forward-looking and actual results could differ materially. Among other things, the potential launch of Tarceva could be impacted by a number of factors, including manufacturing issues, discussions with the FDA, the need for additional clinical studies, FDA actions or delays, or the failure to receive FDA approval; and 2004 non-GAAP EPS could be impacted by all of the foregoing and by competition, pricing, new product approvals and launches, government reimbursement rates, the ability to supply product, product withdrawals, achieving sales revenue consistent with internal forecasts, unanticipated expenses such as litigation or legal settlement expenses or equity securities writedowns, costs of sales, R&D expenses, fluctuations in contract revenues and royalties, and fluctuations in tax and interest rates. Genentech disclaims any obligation and does not undertake to update or revise the forward-looking statements discussed in this press release.

# # #

GENENTECH, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)

	Three Months Ended June 30,

	2004				2003

	GAAP(1)	Differences		Non-GAAP(2)	GAAP(1)	Differences		Non-GAAP(2)

Revenues:
Product sales	$913,366			$913,366	$644,324			$644,324
Royalties	151,860			151,860	122,786			122,786
Contract revenue	62,852			62,852	32,602			32,602

Total operating revenues	1,128,078			1,128,078	799,712			799,712

Costs and expenses:
Cost of sales	186,683			186,683	123,407			123,407
Research and development	212,886			212,886	180,203			180,203
Marketing, general and administrative	276,654			276,654	184,258			184,258
Collaboration profit sharing	145,221			145,221	107,307			107,307
Recurring charges related to redemption	38,209	$(38,209)	(3)	-	38,586	$(38,586)	(3)	-
Special charges: litigation-related	13,458	(13,458)	(4)	-	13,363	(13,363)	(4)	-

Total costs and expenses	873,111	(51,667)		821,444	647,124	(51,949)		595,175

Operating margin	254,967	51,667		306,634	152,588	51,949		204,537

Other income, net(5)	15,444	-		15,444	40,870	-		40,870

Income before taxes	270,411	51,667		322,078	193,458	51,949		245,407
Income tax provision	99,640	20,666		120,306	61,113	20,779		81,892

Net income	$170,771	$31,001		$201,772	$132,345	$31,170		$163,515

Earnings per share:(6)
Basic	$0.16	$0.03		$0.19	$0.13	$0.03		$0.16

Diluted	$0.16	$0.03		$0.19	$0.13	$0.03		$0.16

Weighted average shares used to compute earnings per share: (6)
Basic	1,060,619			1,060,619	1,025,818			1,025,818

Diluted	1,087,087			1,087,087	1,045,829			1,045,829

___________________
(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).
(2)	Non-GAAP amounts exclude litigation-related special charges and recurring charges related to the 1999 redemption of Genentech's Special Common Stock, net of related taxes.
(3)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(4)	Represents accrued interest and bond costs related to the City of Hope trial judgment.
(5)

"Other income, net" includes realized gains and losses from the sale of certain biotechnology equity securities and write-downs for other-than-temporary declines in the fair value of certain biotechnology debt and equity securities. In addition, "other income, net" includes interest income and interest expense. For further detail, refer to our web site at www.gene.com.

(6)

All share and per share amounts reflect the May 2004 two-for-one stock split of our Common Stock.

2004 Reconciliation of GAAP and Non-GAAP EPS
Our 2004 GAAP EPS is not estimable at this time. The 2004 GAAP EPS would include recurring charges related to the 1999 redemption of our stock by Roche, which are estimated to be approximately $145 million on a pretax basis in 2004. In addition, the 2004 GAAP EPS would include litigation-related special charges for accrued interest and associated bond costs on the City of Hope judgment, which are estimated to be approximately $54 million on a pretax basis in 2004. The 2004 non-GAAP EPS estimate does not include the redemption related recurring charges and the litigation-related special charges or any other potential special charges related to existing or future litigation or its resolution, or changes in accounting principles, all of which may be significant.

GENENTECH, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)

	Six Months Ended June 30,

	2004				2003

	GAAP(1)	Differences		Non-GAAP(2)	GAAP(1)	Differences		Non-GAAP(2)

Revenues:
Product sales	$1,677,066			$1,677,066	$1,242,806			$1,242,806
Royalties	305,957			305,957	236,061			236,061
Contract revenue	120,190			120,190	70,517			70,517

Total operating revenues	2,103,213			2,103,213	1,549,384			1,549,384

Costs and expenses:
Cost of sales	301,163			301,163	238,249			238,249
Research and development	403,231			403,231	337,636			337,636
Marketing, general and administrative	523,968			523,968	321,480			321,480
Collaboration profit sharing	271,652			271,652	203,854			203,854
Recurring charges related to redemption	76,418	$(76,418)	(3)	-	77,172	$(77,172)	(3)	-
Special charges: litigation-related	26,857	(26,857)	(4)	-	26,608	(26,608)	(4)	-

Total costs and expenses	1,603,289	(103,275)		1,500,014	1,204,999	(103,780)		1,101,219

Operating margin	499,924	103,275		603,199	344,385	130,780		448,165

Other income, net(5)	37,765	-		37,765	56,573	-		56,573

Income before taxes	537,689	103,275		640,964	400,958	130,780		504,738
Income tax provision	190,331	41,310		231,641	117,143	41,511		158,654

Net income	$347,358	$61,965		$409,323	$283,815	$62,269		$346,084

Earnings per share: (6)
Basic	$0.33	$0.06		$0.39	$0.28	$0.06		$0.34

Diluted	$0.32	$0.06		$0.38	$0.27	$0.06		$0.33

Weighted average shares used to compute earnings per share: (6)
Basic	1,057,955			1,057,955	1,024,796			1,024,796

Diluted	1,084,618			1,084,618	1,040,204			1,040,204

___________________
(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).
(2)	Non-GAAP amounts exclude litigation-related special charges and recurring charges related to the 1999 redemption of Genentech's Special Common Stock, net of related taxes.
(3)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(4)	Represents accrued interest and bond costs related to the City of Hope trial judgment.
(5)

"Other income, net" includes realized gains and losses from the sale of certain biotechnology equity securities and write-downs for other-than-temporary declines in the fair value of certain biotechnology debt and equity securities. In addition, "other income, net" includes interest income and interest expense. For further detail, refer to our web site at www.gene.com.

(6)	All share and per share amounts reflect the May 2004 two-for-one stock split of our Common Stock.

GENENTECH, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	June 30,

	2004		2003(6)

Selected balance sheet data:
Cash, cash equivalents and short-term investments	$1,619,134		$1,215,813
Accounts receivable - product sales, net	464,032		270,993
Accounts receivable - royalties, net	189,513		140,693
Accounts receivable - other, net	88,901		267,770
Inventories	527,649		422,414
Long-term marketable debt and equity securities	1,414,663		785,877
Property, plant and equipment, net	1,740,423	(4)	1,146,875
Goodwill	1,315,019		1,315,019
Other intangible assets	710,644		865,719
Other long-term assets	817,906		793,345
Total assets	9,055,039		7,459,115
Total current liabilities	836,876		598,721
Total liabilities	2,170,005	(5)	1,606,182
Total stockholders' equity	6,885,034		5,852,933

Year-to-date:
Capital expenditures	$196,633		$140,145

Total GAAP(1) depreciation and amortization expense	178,520		144,871
Less: redemption related amortization expense(3)	(76,418)		(77,172)

Non-GAAP(2) depreciation and amortization expense	$102,102		$67,699

___________________
(1)	In accordance with U.S. generally accepted accounting principles (or GAAP).
(2)	Non-GAAP amounts exclude amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(3)	Represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(4)	Includes $338 million of assets related to the consolidation of a variable interest entity pursuant to Financial Accounting Standards Board Interpretation No. 46 (or FIN 46) on July 1, 2003.
(5)	Includes $412 million of debt related to the consolidation of a variable interest entity pursuant to FIN 46.
(6)	Certain reclassifications of prior period amounts have been made to conform with the current year presentation.